Exhibit 10.1


September 27, 2007


Dr. Robin L. Smith
930 Fifth Avenue
Suite 8H
New York, NY  10021

Dear Robin:

This letter is being written to serve as an amendment to the employment agreement by and between you and NeoStem, Inc. (the "Company") dated as of May 26, 2006 pursuant to which you serve as the Company's Chairman of the Board and Chief Executive Officer (the "Agreement") and letter dated January 26, 2007. Except as set forth herein, your employment agreement shall remain unchanged. Initially capitalized terms used herein but not defined herein shall have the meaning set forth in the Agreement.

1.   Base Salary.
On October 1, 2007, your Base Salary shall be increased to $275,000. During the Term of the Agreement, your Base Salary shall be increased by 10% on each one year anniversary of the execution of this Amendment.

2.   Cash and Stock Bonuses.
$187,500 cash bonus shall be paid for 2007 on October 1, 2007. $250,000 cash bonus shall be paid for 2008 on October 1, 2008. Additionally, the company will pay membership and annual fees for a club in NY of your choice that can be used for business entertainment, meetings etc.

3.   Term.
The Term of the Agreement is hereby extended until December 31, 2010.

4.   Severance
Section 7(b)(i) of the Agreement is hereby amended to read in its entirety as follows:

        "(b) Termination of Your Employment by the Company Without Cause or Voluntary Termination by You With Good Reason. If the Company terminates your employment without Cause or if you terminate your employment with Good Reason the following shall apply:

           (i) The Company shall pay to you the Base Salary at the time of termination for a period equal to two years following the date of such termination (the "Severance Period"). Payments of severance can be

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           paid in equal installments over a 12 month period to begin the day of termination. You shall be under no obligation to secure alternative employment during the Severance Period, and payment of the Base
           Salary shall be made without regard to any subsequent employment you may obtain."

5.   Acknowledgement of Stock Option Grant.
You hereby acknowledge the grant to you on Sept 27, 2007 of an option under the EPP to purchase 250,000 shares of the Company's common stock, $.001 par value (the "Common Stock") at a per share exercise price equal to market vesting as to
(i) 150,000 shares now; (ii) 100,000 shares upon the achievement of certain business milestones set by the compensation committee, and shall otherwise be subject to all of the terms and conditions of the EPP.

Except as provided in this letter agreement, the terms of the Employment Agreement shall remain unchanged.

Very truly yours,

NeoStem, Inc.
By:  /s/ Richard Berman
Name:  Richard Berman
Title:  Chair, Compensation Committee

Accepted and Agreed:

/s/ Robin Smith
Robin Smith

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